Exhibit 99.1

Press Release

Contact: Michael O. Gilles

978-720-1226

The following press release was issued by the American Stock Exchange on June 19, 2006.

Media Contact: Catherine Chantharaj

American Stock Exchange

(212) 306-1689 / catherine.chantharaj@amex.com

AMERICAN STOCK EXCHANGE LISTS COMMON STOCK OF

BEVERLY NATIONAL CORPORATION

NEW YORK, June 19, 2006 — The American Stock Exchange® (Amex®) today listed the common stock of Beverly National Corporation under the ticker symbol BNV.

Beverly National Corporation, a Massachusetts corporation is a registered bank holding company with one banking subsidiary, Beverly National Bank. The Bank was organized in 1802 and became a national banking association in 1865, making it one of the oldest national banks in the United States. The Bank offers full-service commercial and consumer products and services including full electronic banking, trust and investment services and business banking specialties.

“The American Stock Exchange gladly welcomes Beverly National Bank to our market,” said John McGonegal, Senior Vice President of the Amex Equities Group. “We expect to provide it with the support it needs as it looks to meet it objectives in the marketplace.”

Donat A. Fournier, President and Chief Executive Officer of Beverly National Corporation and Beverly National Bank commented “Beverly National Corporation is proud to be listed on the Amex. We believe listing on Amex will benefit our shareholders and represents a great step in our Corporation’s proud history.”

The specialist for Beverly National Corporation will be HBH Specialists. LLC. For further information on BNV and other Amex-listed companies, please visit www.amex.com.

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The American Stock Exchange® (Amex®) is the only primary exchange that offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and HOLDRSsm. In addition to its role as a national equities market, the Amex is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the Amex lists 167 ETFs. The Amex is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, please visit www.amex.com.